Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

William P. Taylor

Chief Executive Officer

SR Bancorp, Inc.

(732) 560-1700, ext. 5201

SR BANCORP, INC. ANNOUNCES QUARTERLY AND ANNUAL FINANCIAL RESULTS

Bound Brook, New Jersey (July 30, 2024) – SR Bancorp, Inc. (the “Company”) (NASDAQ: SRBK), the holding company for Somerset Regal Bank (the “Bank”), announced a net loss of $10.9 million for the year ended June 30, 2024 (unaudited), compared to net income of $1.6 million for the year ended June 30, 2023. One-time expenses incurred during the year included $4.4 million of merger-related expenses and a $4.2 million provision for credit losses, each of which was related to the acquisition of Regal Bancorp (“Regal Bancorp”), which is described in greater detail below, as well as a $5.4 million charitable contribution to establish the Somerset Regal Charitable Foundation. In addition, a $4.4 million loss on the sale of available-for-sale securities was incurred during the fourth quarter of fiscal 2024 as part of a balance sheet repositioning strategy whereby the proceeds of $30.9 million were redeployed into residential and commercial real estate loans. It was expected that the loss would be recouped within approximately 3.27 years and that the loans would have a positive spread differential over the securities that were sold, resulting in $1.4 million of additional pre-tax earnings on an annualized basis. Excluding the aforementioned one-time expenses, offset by $4.1 million of net accretion income related to fair value adjustments, net income for the year ended June 30, 2024 would have been $1.0 million.

Total assets were $1.02 billion, an increase of $369.4 million, or 56.7%, from $651.5 million at June 30, 2023. Net loans were $731.9 million, an increase of $369.6 million, or 102.0%, from $362.3 million at June 30, 2023. Total deposits were $807.1 million, an increase of $303.2 million, or 60.2%, from $503.9 million at June 30, 2023. The increases were primarily due to the acquisition of Regal Bancorp on September 19, 2023.

For the three months ended June 30, 2024 (unaudited), the Company reported a net loss of $3.0 million, compared to net income of $1.1 million for the three months ended March 31, 2024 (unaudited). Excluding $1.2 million of net accretion income related to fair value adjustments, offset by a $4.4 million loss on the sale of securities and an additional $260,000 of costs related to the acquisition of Regal Bancorp, net loss would have been $499,000 for the three months ended June 30, 2024. Excluding $1.4 million of net accretion income related to fair value adjustments, offset by $242,000 of costs related to the acquisition of Regal Bancorp, net income for the three months ended March 31, 2024 would have been $258,000.

The financial information contained in this earnings release as of and for the periods ended June 30, 2024 and March 31, 2024 is for SR Bancorp and Somerset Regal Bank. Financial information as of June 30, 2023 is for Somerset Savings Bank, SLA, on a stand-alone basis.

Completed Stock Offering and Merger

The conversion of Somerset Savings Bank, SLA from the mutual to stock form of organization and related stock offering by the Company was completed on September 19, 2023. SR Bancorp, Inc.’s common stock began trading on the Nasdaq Capital Market under the trading symbol “SRBK” on September 20, 2023.

The Company sold 9,055,172 shares of common stock at a price of $10.00 per share. Additionally, the Company contributed 452,758 shares and $905,517 in cash to the Somerset Regal Charitable Foundation, Inc., a charitable foundation formed in connection with the conversion. Upon the completion of the conversion and offering, 9,507,930 shares of Company common stock were outstanding.

Promptly following the completion of the conversion and related stock offering, Regal Bancorp merged with and into the Company, with the Company as the surviving entity (the “Merger”). Immediately following the Merger, Regal Bank, a New Jersey chartered commercial bank headquartered in Livingston, New Jersey and the wholly-owned subsidiary of Regal Bancorp, merged with and into Somerset Bank, which converted to a commercial bank charter, and was renamed Somerset Regal Bank. The Merger was completed on September 19, 2023.

Branch Closures

On January 10, 2024, the Company closed one of its retail branch locations in Summit, New Jersey acquired in the Merger due to the close proximity to another Bank branch. On March 15, 2024, the Company closed another retail branch office, also acquired in the Merger, located in Somerville, New Jersey due to its proximity to other Bank branches.

Comparison of Operating Results for the Three Months Ended June 30, 2024 and March 31, 2024

General. Net income decreased $4.1 million, or 385.2%, to a net loss of $3.0 million for the three months ended June 30, 2024 from net income of $1.1 million for the three months ended March 31, 2024. Net loss for the three months ended June 30, 2024 included $1.2 million of net accretion income related to fair value adjustments resulting from the Merger, offset by $260,000 in merger-related expenses. The income for the three months ended March 31, 2024 included $1.4 million of net accretion income related to fair value adjustments, offset by $242,000 of costs. The decrease compared to the linked quarter was primarily caused by a decrease in noninterest expense, stemming from a loss of $4.4 million on the sale of securities available-for-sale during the three months ended June 30, 2024.

Interest Income. Interest income decreased $259,000, or 2.2%, to $11.4 million for the three months ended June 30, 2024 from $11.6 million for the three months ended March 31, 2024 due to a five basis point decrease in the yield on interest-earning assets and a $13.1 million decrease in the average balance of interest-earning assets. The decrease resulted from a $229,000 decrease in interest income on other assets and a $70,000 decrease in interest income on securities, offset by an increase of $40,000, or 0.4%, in interest income on loans. The decrease in the interest income on other assets was due to a 100 basis point decrease in the yield. The decrease in the interest income on securities was due to a $19.9 million decrease in the average balance of securities resulting from the aforementioned sale of securities.

Interest Expense. Interest expense increased $70,000, or 2.1%, to $3.5 million for the three months ended June 30, 2024 from $3.4 million for the three months ended March 31, 2024 due to a $196,000 increase in interest expense on deposits, offset by a $126,000 decrease in the interest expense on borrowings. Interest expense on interest-bearing demand deposits increased $260,000 due to an increase of $60.0 million in the average balance and an increase of 25 basis points in the cost of interest-bearing deposits to 0.94% for the three months ended June 30, 2024 from 0.69% for the three months ended March 31, 2024. Interest expense on certificates of deposit decreased $56,000 as the average rate on certificates of deposit decreased five basis points to 3.98% for the three months ended June 30, 2024 from 4.03% for the three months ended March 31, 2024 due to the highly competitive interest rate environment in our market area. The average balance of certificates of deposit also decreased $2.2 million, or 0.8%, to $272.1 million for the three months ended June 30, 2024 from $274.4 million for the three months ended March 31, 2024.

Net Interest Income. Net interest income decreased $329,000, or 4.0%, to $7.9 million for the three months ended June 30, 2024 from $8.3 million for the three months ended March 31, 2024. Net interest rate spread decreased 14 basis points to 2.69% for the three months ended June 30, 2024 from 2.83% for the three months ended March 31, 2024. Net interest margin decreased nine basis points to 3.22% for the three months ended June 30, 2024 from 3.31% for the three months ended March 31, 2024. Net interest-earning assets decreased $9.3 million, or 3.6%, to $271.1 million for the three months ended June 30, 2024 from $261.8 million for the three months ended March 31, 2024. The decreases in the Bank’s net interest rate spread and net interest margin were primarily a result of the increased cost of interest-bearing liabilities due to the highly competitive interest rate environment in our market area, and decrease in the yield on interest-earning assets due to a reduction in accretion income related to fair value adjustments.

Provision for Credit Losses. The Bank establishes provisions for credit losses, which are charged to operations in order to maintain the allowance for credit losses at a level it considers necessary to absorb probable credit losses attributable to loans that are reasonably estimable at the balance sheet date. In determining the level of the allowance for credit losses, the Bank considers, among other things, past and current loss experience, evaluations of real estate collateral, economic conditions, the amount and type of lending, adverse situations that may affect a borrower’s ability to repay a loan and the levels of delinquent, classified and criticized loans. The amount of the allowance is based on estimates and the ultimate losses may vary from such estimates as more information becomes available or conditions change. The Bank assesses the allowance for credit losses and records provisions for credit losses on a quarterly basis.

The Bank recorded a provision for credit losses of $153,000 for the three months ended June 30, 2024 as compared to a recovery for credit losses of $142,000 for the three months ended March 31, 2024. The provision reflected the loan growth during the period as well as updates to model assumptions in the calculation of the Bank’s allowance for credit losses. The Bank had no charge-offs for the three months ended June 30, 2024 and $50,000 of non-performing loans at June 30, 2024 compared to no charge-offs for the three months ended March 31, 2024 and $220,000 of non-performing loans at March 31, 2024. The Bank’s allowance for credit losses as a percentage of total loans was 0.71% at June 30, 2024 compared to 0.72% at March 31, 2024.

Noninterest Income. Noninterest income decreased $4.4 million or 852.9%, to a loss of $3.9 million for the three months ended June 30, 2024 from income of $516,000 for the three months ended March 31, 2024, primarily as a result of a $4.4 million loss on the sale of $35.4 million investment securities during the three months ended June 30, 2024.

Noninterest Expense. Noninterest expense decreased $972,000, or 12.8%, to $6.6 million for the three months ended June 30, 2024 from $7.6 million for the three months ended March 31, 2024, due in part to a $579,000, or 15.9%, decrease in salaries and employee benefits resulting from a credit of $248,000 to the Bank’s executive deferred compensation plan liability as well as a decrease in medical expenses for the period. In addition, there was a $243,000, or 25.6%, decrease in data processing expenses and a $133,000, or 37.3%, decrease in professional fees.

Income Tax Expense. The provision for income taxes was $334,000 for the three months ended June 30, 2024, compared to a provision of $292,000 for the three months ended March 31, 2024. The Bank’s effective tax rate was (12.4)% for the three months ended June 30, 2024 compared to 21.5% for the three months ended March 31, 2024.

Comparison of Financial Condition at June 30, 2024 and June 30, 2023

Assets. Assets increased $369.4 million, or 56.7%, to $1.02 billion at June 30, 2024 from $651.5 million at June 30, 2023. The increase was primarily the result of the acquisition of Regal Bancorp on September 19, 2023, which had total assets of $430.7 million at the time of the Merger, offset by the repayment of a $20.0 million borrowing as well as a decrease in deposits due to the highly competitive interest rate environment in our market area.

Cash and Cash Equivalents. Cash and cash equivalents increased $3.5 million, or 8.2%, to $45.9 million at June 30, 2024 from $42.4 million at June 30, 2023. The increase was due to the acquisition of Regal Bancorp, which had cash and cash equivalents of $55.3 million at the time of the Merger, and net proceeds of $86.9 million from the Company’s initial public offering, offset by the $69.5 million cash consideration paid to acquire Regal Bancorp, a $20.0 million repayment of a borrowing and a decrease in deposits due to the highly competitive interest rate environment in our market area.

Securities. Total securities (securities available-for-sale and securities held-to-maturity) decreased $48.9 million, or 23.6%, to $158.3 million at June 30, 2024 from $207.3 million at June 30, 2023. The decrease was primarily due to sales of $54.6 million of securities.

Loans. Loans receivable, net, increased $369.6 million, or 102.0%, to $731.9 million at June 30, 2024 from $362.3 million at June 30, 2023. The increase was primarily due to the acquisition of Regal Bank’s loan portfolio, which totaled $336.0 million at the time of the Merger. Residential mortgage loans totaled $394.7 million, or 53.7%, of total loans as of June 30, 2024, compared to $353.6 million, or 97.8%, of total loans as of June 30, 2023. Commercial real estate loans totaled $314.9 million, or 42.8%, of total loans as of June 30, 2024, compared to $440,000, or 0.1%, of total loans as of June 30, 2023.

Goodwill and Intangible Assets. Goodwill and intangible assets were $28.1 million at June 30, 2024 due to the goodwill and core deposit intangible premium that was recognized from the Merger that closed on September 19, 2023.

Deposits. Deposits increased $303.2 million, or 60.2%, to $807.1 million at June 30, 2024 from $503.9 million at June 30, 2023. The increase was primarily due to the assumption of Regal Bank’s deposits, which totaled $373.2 million at the time of the Merger offset by a decrease in deposits due to the highly competitive interest rate environment in our market area, despite the Bank having raised rates on certain deposit products in an effort to remain competitive. At June 30, 2024, $108.0 million, or 13.4%, of total deposits consisted of noninterest bearing deposits. At June 30, 2024, $109.7 million, or 13.6%, of total deposits were uninsured.

Borrowings. During the year ended June 30, 2023, the Bank borrowed $20.0 million from the Federal Reserve under the Bank Term Funding Program as a precautionary measure to provide for additional liquidity due to market conditions at that time, which was repaid during the year. At June 30, 2024, there were no outstanding borrowings.

Equity. Equity increased $77.4 million, or 63.4%, to $199.5 million at June 30, 2024 from $122.1 million at June 30, 2023. The increase was primarily due to the $86.9 million in net proceeds from the Company’s initial public offering, offset by the $69.5 million of funds used to acquire Regal Bancorp. Accumulated other comprehensive loss decreased $3.8 million, or 75.8%, to $1.2 million at June 30, 2024 from $5.0 million at June 30, 2023. The decrease was due to the change in net unrealized holding gains or losses on securities available-for-sale, as well as the funded status of the Company’s pension plan, as of the consolidated balance sheet dates, net of the related tax effect.

About Somerset Regal Bank

Somerset Regal Bank is a full-service New Jersey commercial bank headquartered in Bound Brook, New Jersey that operates 15 branches in Essex, Hunterdon, Middlesex, Morris, Somerset and Union Counties, New Jersey. At June 30, 2024, Somerset Regal Bank had $1.02 billion in total assets, $731.9 million in net loans, $807.1 million in deposits and total equity of $199.5 million. Additional information about Somerset Regal Bank is available on its website, www.somersetregalbank.com.

Forward-Looking Statements

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements, which are based on certain current assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. Forward-looking statements are based on current beliefs and expectations of management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, inflation, general economic conditions or conditions within the securities markets, our ability to successfully integrate acquired operations and realize the expected level of synergies and cost savings, real estate market values in the Bank’s lending area changes in the quality of our loan and security portfolios, increases in non-performing and classified loans, economic assumptions or changes in our methodology that may impact our allowance for credit losses calculation, changes in liquidity, including the size and composition of our deposit portfolio and the percentage of uninsured deposits in the portfolio, the availability of low-cost funding, monetary and fiscal policies of the U.S. Government including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, a failure in or breach of the Company’s operational or security systems or infrastructure, including cyber attacks, the failure to maintain current technologies, failure to retain or attract employees and legislative, accounting and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged. Our actual future results may be materially different from the results indicated by these forward-looking statements. Except as required by applicable law or regulation, we do not undertake, and we specifically disclaim any obligation, to release publicly the results of any revisions that may be made to any forward-looking statement.

SR Bancorp, Inc. and Subsidiaries

Consolidated Statements of Financial Condition

June 30, 2024 (Unaudited) and June 30, 2023

(Dollars in thousands)

	June 30, 2024	June 30, 2023
	(Unaudited)
Assets
Cash and due from banks	$8,622	$8,657
Interest-bearing deposits at other banks	37,287	33,792

Total cash and cash equivalents	45,909	42,449
Securities available-for-sale, at fair value	—	36,076
Securities held-to-maturity, at amortized cost	158,325	171,185
Equity securities, at fair value	25	24
Loans receivable, net of allowance for credit losses of $5,229 and $1,116, respectively	731,859	362,252
Premises and equipment, net	5,419	3,546
Right-of-use asset	2,311	19
Restricted equity securities, at cost	1,231	726
Accrued interest receivable	2,695	1,189
Bank owned life insurance	37,093	28,714
Goodwill and intangible assets	28,141	—
Other assets	7,836	5,306

Total assets	$1,020,844	$651,486

Liabilities and Equity
Liabilities
Deposits:
Noninterest-bearing	$108,026	$40,687
Interest-bearing	699,074	463,230

Total deposits	807,100	503,917
Borrowings	—	20,000
Advance payments by borrowers for taxes and insurance	8,073	4,313
Accrued interest payable	149	—
Lease liability	2,403	19
Other liabilities	3,636	1,153

Total liabilities	821,361	529,402

Equity
Common stock, $0.01 par value, 55,000,000 authorized; 9,507,930 and — shares issued, respectively	95	—
Additional paid-in capital	91,436	—
Retained earnings	116,204	127,099
Unearned compensation ESOP	(7,036)	—
Accumulated other comprehensive loss	(1,216)	(5,015)

Total stockholders’ equity	199,483	122,084

Total liabilities and stockholders’ equity	$1,020,844	$651,486

SR Bancorp, Inc. and Subsidiaries

Consolidated Statements of Income

For the Years Ended June 30, 2024 (Unaudited) and June 30, 2023

(Dollars in thousands)

	Year Ended June 30,
	2024	2023
	(Unaudited)
Interest Income
Loans, including fees	$33,619	$11,317
Securities:
Taxable	3,198	3,680
Federal funds sold	157	—
Interest bearing deposits at other banks	3,892	1,122

Total interest income	40,866	16,119

Interest Expense
Deposits:
Demand	1,123	96
Savings and time	9,564	2,087
Borrowings	808	245

Total interest expense	11,495	2,428
Net Interest Income	29,371	13,691
Provision for Credit Losses	4,066	—

Net Interest Income After Provision For Credit Losses	25,305	13,691

Noninterest Income
Service charges and fees	818	667
Increase in cash surrender value of bank owned life insurance	908	658
Fees and service charges on loans	88	21
Unrealized gain on equity securities	1	5
Realized loss on sale of investments	(4,413)	(119)
Other	107	33

Total noninterest (loss) income	(2,491)	1,265

Noninterest Expense
Salaries and employee benefits	15,102	7,787
Occupancy	2,349	728
Furniture and equipment	966	561
Data Processing	3,100	1,216
Advertising	301	198
FDIC premiums	468	182
Directors fees	389	327
Professional fees	1,999	1,029
Insurance	546	165
Telephone, postage and supplies	626	316
Other	8,737	644

Total noninterest expense	34,583	13,153

Net (Loss) Income Before Income Tax Expense	(11,769)	1,803
Income Tax (Benefit) Expense	(909)	250

Net (Loss) Income	$(10,860)	$1,553

Basic earnings per share	$(1.59)	$—

Diluted earnings per share	$(1.59)	$—

SR Bancorp, Inc. and Subsidiaries

Consolidated Statements of Income

For the Three Months Ended June 30, 2024 (Unaudited) and March 31, 2024 (Unaudited)

(Dollars in thousands)

	Three Months Ended
	June 30, 2024	March 31, 2024
	(Unaudited)
Interest Income
Loans, including fees	$9,859	$9,819
Securities:
Taxable	709	779
Federal funds sold	—	76
Interest bearing deposits at other banks	821	974

Total interest income	11,389	11,648

Interest Expense
Deposits:
Demand	619	122
Savings and time	2,730	3,031
Borrowings	101	227

Total interest expense	3,450	3,380
Net Interest Income	7,939	8,268
Provision (Credit) for Credit Losses	153	(142)

Net Interest Income After Provision (Credit) For Credit Losses	7,786	8,410

Noninterest Income
Service charges and fees	242	193
Increase in cash surrender value of bank owned life insurance	253	247
Fees and service charges on loans	41	36
Unrealized (loss) gain on equity securities	(2)	2
Realized (loss) gain on sale of investments	(4,446)	19
Other	27	19

Total noninterest (loss) income	(3,885)	516

Noninterest Expense
Salaries and employee benefits	3,052	3,631
Occupancy	675	772
Furniture and equipment	292	285
Data Processing	708	951
Advertising	97	75
FDIC premiums	120	120
Directors fees	101	103
Professional fees	224	357
Insurance	157	165
Telephone, postage and supplies	235	210
Other	938	902

Total noninterest expense	6,599	7,571

Net (Loss) Income Before Income Tax Expense	(2,698)	1,355
Income Tax Expense	334	292

Net (Loss) Income	$(3,032)	$1,063

Basic earnings per share	$(0.34)	$0.12

Diluted earnings per share	$(0.34)	$0.12

SR Bancorp, Inc. and Subsidiaries

Selected Ratios

(Dollars in thousands, except per share data)

	Three Months Ended
	June 30, 2024	March 31, 2024

	(Unaudited)
Performance Ratios: (1)
(Loss) return on average assets (2)	(1.17)%	0.39%
(Loss) return on average equity (3)	(6.06)%	2.12%
Net interest margin (4)	3.22%	3.31%
Net interest rate spread (5)	2.69%	2.83%
Efficiency ratio (6)	162.78%	86.19%
Total gross loans to total deposits	91.33%	84.00%
Asset Quality Ratios:
Allowance for credit losses on loans as a percentage of total gross loans	0.71%	0.72%
Allowance for credit losses on loans as a percentage of non-performing loans	10458.00%	2307.27%
Net (charge-offs) recoveries to average outstanding loans during the period	0.00%	0.00%
Non-performing loans as a percentage of total gross loans	0.01%	0.03%
Non-performing assets as a percentage of total assets	0.00%	0.02%
Other Data:
Tangible book value per common share (7)	$18.02	$17.95
Tangible common equity to tangible assets	17.26%	16.66%

(1)	Performance ratios for the three month periods ended June 30, 2024 and March 31, 2024 are annualized.
(2)	Represents net income divided by average total assets.
(3)	Represents net income divided by average equity.
(4)	Represents net interest income as a percentage of average interest-earning assets.
(5)	Represents net interest rate spread as a percentage of average interest-earning assets.
(6)	Represents non-interest expense divided by the sum of net interest income and non-interest income.
(7)

Tangible book value per share is calculated based on total stockholders’ equity, excluding intangible assets (goodwill and core deposit intangibles), divided by total shares outstanding as of the balance sheet date. Goodwill and core deposit intangibles were $28,141 and $29,032 at June 30, 2024 and March 31, 2024, respectively.